Exhibit 23

Stan J.H. Lee, CPA
2160 North Central Rd.  Suite 209 ☐ Fort Lee ☐ NJ 07024
Mailing address: P.O. Box 436402 ☐ San Diego ☐ CA ☐ 92143-9402

619-623-7799 Fax 619-564-3408 E-mail) stan2u@gmail.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Whom It May Concern:

The firm of Stan J.H. Lee, CPA consents to the inclusion of our report of  April 14, 2011 on the audited financial statements of Innovative Wireless Technologies Inc. as of December 31, 2010 and 2009, in any filings that are necessary now or in the future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Stan J.H. Lee, CPA
Stan J.H. Lee, CPA
Fort Lee, NJ 07024
April 14, 2011